FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations contact:
Media Department	Nathan Annis
507-434-6352	507-437-5248
media@hormel.com	ir@hormel.com

Hormel Foods Announces the Sale of CytoSport to PepsiCo
AUSTIN, Minn., (February 19, 2019) – Hormel Foods Corporation (NYSE:HRL), a global branded food company, announced it has entered into a definitive agreement to sell its CytoSport business to PepsiCo, Inc. (NASDAQ: PEP). The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to be completed in 30-60 days.

“PepsiCo has deep expertise and experience in the sports nutrition category and has been a long-standing distribution partner for CytoSport and the Muscle Milk® brand, which puts them in a strong position to grow this dynamic business,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods. “We look forward to working with PepsiCo to ensure a smooth transition for our team members, suppliers, customers and consumers.”

Further details regarding the transaction will be provided during the company's earnings call on February 21, 2019, at 8:00 a.m. CT (9:00 a.m. ET).

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 10th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future — Inspired People. Inspired Food.™ — focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.